UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 28, 2010 (January 28, 2010)

ANTS SOFTWARE INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-16299	13-3054685
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

71 Stevenson St, Suite 400, San Francisco, CA	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (650) 931-0500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 18, 2010, David Buckel entered into an employment agreement with the Company and was appointed as the Chief Financial Officer of the Company. For more than ten years, Mr. Buckel has served as Chief Financial Officer for a number of public and private companies in the IT and technology industries. The Company and Mr. Buckel have entered into an employment and non-competition agreement providing for an annual base salary of $250,000, of which 10% will be paid in Company Common Stock. Mr. Buckel also was granted options to purchase up to 500,000 shares of Common Stock of the Company at $.93 per share. The options vest ratably over a three-year period and have a life of ten years. Mr. Buckel is eligible for a semi-annual bonus of $125,000 with the option to be paid in cash or stock as well as 100,000 stock options per year during the initial three years of his contract. Mr. Buckel did not have any prior related transactions with the Company or any family relationships with any Director or officer of the Company. On January 28, 2010 the Company issued a press release announcing Mr. Buckel's appointment. The full text of the press release regarding his appointment is attached as Exhibit 99 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

	Exhibit 99	Press release dated January 28, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTs software inc.

Date:	January 28, 2010	By:	/s/ Joseph Kozak
Joseph Kozak, President, Chairman,
Chief Executive Officer